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                     January 17, 2023

       Daniel Kimes
       Chief Executive Officer
       ROC Energy Acquisition Corp.
       16400 Dallas Parkway
       Dallas, TX 75248

                                                        Re: ROC Energy
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-41103

       Dear Daniel Kimes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lijia Sanchez